                                                                      Exhibit 11



                      AMERICAN INTERNATIONAL GROUP,  INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)





                                                                   SIX MONTHS ENDED JUNE 30,        THREE MONTHS ENDED JUNE 30,
                                                                   -------------------------        ---------------------------
                                                                    1994              1993            1994               1993
                                                                    ----              ----            ----               ----
Average outstanding shares used in the computation
   of per share earnings:

         Common stock (a)                                          337,391           337,394         337,391            337,394

         Common stock in treasury (a)                              (20,362)          (19,988)        (20,827)           (20,034)
                                                               -----------       -----------       ---------          ---------
                                                                   317,029           317,406         316,564            317,360
                                                               ===========       ===========       =========          =========


Income before cumulative effect of accounting changes         $  1,055,312       $   955,817      $  549,694         $  481,411
Cumulative effect of accounting changes:
    Minority-owned insurance operations (b)                              -            20,695               -                  -
                                                               -----------       -----------       ---------          ---------
Net income (applicable to common stock) (c)                   $  1,055,312       $   976,512      $  549,694         $  481,411
                                                               ===========       ===========       =========          =========

Earnings per common share:
Income before cumulative effect of accounting changes         $       3.33       $      3.01      $     1.74         $     1.52
Cumulative effect of accounting changes:
    Minority-owned insurance operations                                  -              0.07               -                  -
                                                               -----------       -----------       ---------          ---------
Net income                                                    $       3.33       $      3.08      $     1.74         $     1.52
                                                               ===========       ===========       =========          =========




(a) 1993 adjusted for a 50 percent common stock split in the form of a common stock dividend paid July 30, 1993. The effects of all other common stock equivalents are not significant.

(b) Represents a net benefit for the cumulative effect of the adoption of accounting pronouncements related to postretirement benefits (FASB 106) and income taxes (FASB 109) by minority-owned insurance operations in 1993.

(c) After deduction of preferred stock dividends of $1,043,000 and $223,000 for the first six months and second quarter of 1993, respectively.



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